EXHIBIT 99.1

Press Release	Source: Global ePoint, Inc.

Global ePoint Completes $6 million Financing

Tuesday November 8, 8:00 am ET

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—Nov. 8, 2005—Global ePoint, Inc. (Nasdaq: GEPT - News), a leading manufacturer of security technologies for the aviation, law enforcement, commercial and industrial markets, today announced that it has completed the sale of its Series D convertible preferred stock and warrants to purchase common stock to certain institutional investors for gross proceeds to the Company of $6 million. The shares of Series D Preferred Stock are convertible into shares of Global ePoint’s common stock at the rate of $4.16 per share. The Company also issued warrants to purchase 721,157 shares of the Company’s common stock at $4.33 per share. Proceeds are expected to be used for working capital and general corporate purposes. The transaction closed on November 7, 2005. H.C. Wainwright & Co., Inc. acted as placement agent for the transaction.

“The completion of this financing is important for Global ePoint because it will provide us with the ability to explore growth opportunities,” remarked Toresa Lou, Global ePoint’s CEO.

Neither the $4.16 per share conversion price in the Series D Preferred Stock nor the exercise price of the warrants are subject to adjustment, except for standard anti-dilution relating to stock splits, combinations and the like.

Holders of the Series D Preferred Stock are entitled to receive dividends in the amount of six percent (6%) per year. The dividends may be paid in cash or, at Global ePoint’s option, in shares of its common stock. In addition, Global ePoint is required to begin redeeming the Series D Preferred Stock in August 2006. The redemption price may be paid in cash, or, at Global ePoint’s option, in shares of its common stock, and will be equal to the purchase price of the shares being redeemed, plus all related accrued and unpaid dividends. The Company also granted the investors the right to purchase, during the 90 business days following the registration of the common shares underlying the Series D Preferred Stock, 1,442,308 additional shares of common stock at the purchase price of $5.25 per share along with warrants to purchase 721,160 shares of the Company’s common stock at $6.00 per share.

The Company has the right to redeem the Series D Preferred Stock at a price equal to 105% of the purchase price of the shares of Series D Preferred Stock. The Company has agreed to file a registration statement to register the common stock underlying the Series D Preferred Stock and warrants.

About Global ePoint

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit http://www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, those related to the integration of the Company’s recently acquired operations; further mandates of regulatory authorities and the denial, suspension or revocation of certifications and licenses by governmental authorities; and the Company’s ability to obtain capital as and when needed. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Global ePoint, Inc.

Paul Goodson, 909-839-1719

pgoodson@globalepoint.com

or

CEOcast, Inc. for Global ePoint

Cormac Glynn, 212-732-4300